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                        MARKEL CORPORATION ANNOUNCEMENT


FOR IMMEDIATE RELEASE                                 CONTACT:  STEVEN A. MARKEL
                                                      DIRECT LINE: 804-965-1675


     Richmond, Virginia, June 14, 2000 --- (NYSE - MKL) Markel Corporation announced today that Nigel Rogers, President and Chief Executive Officer of Markel International, the Company's international operating subsidiary, is leaving the Company to pursue other interests. Alan I Kirshner, Chairman, commented: "We very much appreciate Nigel's efforts in achieving a successful transition and wish him the best for the future."

     As a result of this change Anthony F. Markel, in addition to his other duties, will become President of Markel International and Jeremy Cooke will continue as Chief Operating Officer of Markel International. Reg Brown will become, subject to regulatory approval, Managing Director of Markel Syndicate Management, Ltd., the Company's Lloyd's managing agent.

     Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

     Forward-looking statements contained in this press release are made under "safe-harbor" provisions of the Private Securities Litigation Reform Act of
1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.